Exhibit 15.5

Infosys Technologies Limited

CHARTER OF THE NOMINATION COMMITTEE OF THE BOARD OF DIRECTORS

I) PURPOSE

The purpose of the Nomination Committee (the "Committee") of the Board of Directors (the "Board") of Infosys Technologies Limited (the "Company") is to oversee the Company's nomination process for the top level management and specifically to identify, screen and review individuals qualified to serve as Executive Directors, Non Executive Directors and Independent Directors  consistent with criteria approved by the Board and to recommend, for approval by the Board, nominees for election at the annual meeting of shareholders.

II) Membership

The members of the Committee will be appointed by and shall serve at the discretion of the Board.  The Committee shall consist exclusively of Independent Directors of the Board, and the minimum number for such a Committee shall be three.

Unless the Board designates a chair, members of the Committee may designate a chair by majority vote of the Committee.  A majority of the members of the Committee will constitute a quorum for the transaction of the business of the Committee, or two members of the Committee, whichever is less.

III) AUTHORITY AND RESPONSIBILITIES

The Committee has the authority to undertake the specific duties and responsibilities listed below and will have the authority to undertake such other specific duties as the Board from time to time prescribes. Specific responsibilities of the Committee include:

1. Director nomination

Identifying, screening and reviewing candidates for Executive Director, Non Executive Director and Independent Director positions, consistent with qualifications and criteria approved by the Board (including evaluation of incumbent Directors for potential re-nomination), and recommending to the Board candidates for: (i) nomination for election or re-election by the stockholders; and (ii) any Board vacancies that are to be filled by the Board.

The Nomination Committee may act on its own in identifying potential candidates - inside or outside the company - or may act upon proposals submitted by the Chairman of the Board of Directors. The Committee will review and discuss all documents pertaining to candidates and will  conduct evaluation of candidates in accordance with a process that it sees fit and appropriate before deciding to recommend the nomination to the Board.

2. Consultative role

The Nomination Committee plays a consultative role for any appointment requiring Board approval, as stipulated via by-law or regulation, for top management positions such as CFO, Corporate Secretary, Head of HR (if the candidate for the position is not slated to be an Executive Director). It provides its advice and recommendation to the Board.

3. Director evaluation

Coordinating and overseeing the annual self-evaluation of the performance of the Board and of individual Directors in the governance of the Company.

4. Other responsibilities

A) Reviewing and reassessing the adequacy of the Committee's charter as the need requires and recommending changes to the Board.

B) Reviewing the Company's Corporate Governance Guidelines periodically and recommending amendment to the Board as necessary.

IV) SPECIFIC POWERS

A) The Committee may conduct or authorize studies of matters within the Committee's scope of responsibility with full access to all books, records, facilities, and personnel of the Company.

B) The Committee may, at the expense of the Company, retain advisors to assist it in connection with its functions, as it deems necessary or appropriate. The Company shall provide for appropriate funding, as determined by the Committee, for payment of any advisors employed by the Committee pursuant to this charter.  The Company shall pay the ordinary administrative expenses of the Committee that are necessary or appropriate for the carrying out of its duties.

V) MEETINGS

The Committee shall meet at least twice a year, in conjunction with regular Board of Directors meetings.  Additional meetings of the Committee shall be held from time to time as determined by the needs of the Board or the Committee.  If need requires, meetings may be held telephonically to address issues in between Nomination Committee meetings.. In lieu of a meeting, upon decision from the chairman of the Committee, the Committee may also act by unanimous written consent.

VI) MINUTES

The Committee will maintain written minutes of its meetings, including formal telephonic meetings, which will be filed with the minutes of the meetings of the Board, and will also comprise the record of any action taken by written consent.

VII) REPORTS

The Committee shall report to the full Board at regularly scheduled Board meetings on such issues as the Committee may determine are necessary or appropriate in the discharge of its duties.

VIII) COMPENSATION

Members of the Committee shall receive such fees, if any, for their services as Committee members as may be determined by the Board.